As filed with the Securities and Exchange Commission on November 30, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YRC WORLDWIDE INC.

(Exact name of registrant as specified in its charter)

Delaware	48-0948788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Roe Avenue Overland Park, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

YRC Worldwide Inc. 2011 Incentive and Equity Award Plan

(Full title of the plan)

Jeff P. Bennett

YRC Worldwide Inc.

Vice President – Legal, Interim General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(Name and address of agent for service)

(913) 696-6100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	600,000,000 shares (1)	$0.04 (2)	$24,000,000 (2)	$2,750.40

[1]

The 600,000,000 shares of Common Stock being registered are issuable under the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan (“Plan”), as approved at the most recent annual stockholders’ meeting of YRC Worldwide Inc. (the “Company”) held on November 30, 2011. This Registration Statement shall also be deemed to register and cover any additional shares of Common Stock that may be issued under the Plan pursuant to the Plan’s anti-dilution provisions as the result of any stock split, stock dividend or similar transaction, and such lesser amount of shares of Common Stock that may be issued under the Plan as a result of any reverse stock split, stock combination or similar transaction.

[2]

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices of a share of the Company’s Common Stock as reported by the NASDAQ Stock Market on November 25, 2011.

PART I

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

YRC Worldwide Inc., a Delaware corporation (the “Company” or “Registrant”), incorporates by reference in this Registration Statement the following:

(i)	the Company’s Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2010, except for the consolidated financial statements and schedule of the Company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and the report thereon of KPMG LLP, independent registered public accounting firm, included in Part II, Item 8, “Financial Statements and Supplementary Data” of such Annual Report;

(ii)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011(except for the consolidated financial statements of the Company as of March 31, 2011, included in Item 1 “Financial Statements” of such Quarterly Report);

(iii)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011;

(iv)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011;

(v)	the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission in 2011 on the following dates: January 3; February 11 and 28; March 1 and 10; April 1 and 29; May 17 (which report includes the consolidated financial statements and schedule of the Company as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and the report thereon of KPMG LLP, independent registered public accounting firm, and the consolidated financial statements of the Company as of March 31, 2011 (each of which financial statements and schedule were prepared assuming we would continue as a going concern; however, our significant declines in operations, cash flows and liquidity raise substantial doubt about our ability to continue as a going concern), which have been reissued to provide condensed consolidating financial information required by Rule 3-10 of Regulation S-X); July 8 and 25 (two filings); August 3, 4 and 31; September 16 (two filings) and 29; and October 27; and

(vi)	the description of the Company’s common stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act and any amendments.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company provides that the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”) of the Company also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of the directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Bylaws of the Company and DGCL Section 145 together provide that the Company shall indemnify its present or former directors and officers, and may indemnify other employees and individuals (each an “Indemnified Party”, and collectively, “Indemnified Parties”), against expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the Company (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and to the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred. A similar standard is applicable in the case of derivative actions, except that the Company may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to the Company. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing. The Company also maintains an employed lawyers’ insurance policy for employees (including officers) that are licensed to practice law (“counsel”).

The Company has entered into indemnification agreements with certain of its directors, officers, and counsel. Under the indemnification agreements, the Company agreed to indemnify each indemnified party, subject to certain limitations, to the maximum extent permitted by Delaware law against all litigation costs, including attorneys fees and expenses, and losses, in connection with any proceeding to which the indemnified party is a party, or is threatened to be made a party, by reason of the fact that the indemnified party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another entity related to the business of the Company. The indemnification agreements also provide (i) for the advancement of expenses by the Company, subject to certain conditions, (ii) a procedure for determining an indemnified party’s entitlement to indemnification and (iii) for certain remedies for the indemnified party. In addition, the indemnification agreements require the Company to cover the indemnified party under any directors’ and officers’ insurance policy or, with respect to counsel, under any employed lawyers insurance policy, maintained by the Company.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on September 16, 2011, File No. 000-12255).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on September 16, 2011, File No. 000-12255).

5.1*	Opinion of Jeff P. Bennett, Vice President – Legal, Interim General Counsel and Secretary of YRC Worldwide Inc., regarding the legality of the securities to be offered hereby.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Jeff P. Bennett (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page of Registration Statement).

99.1*	YRC Worldwide Inc. 2011 Incentive and Equity Award Plan.

*	Filed herewith.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on November 30, 2011.

YRC Worldwide Inc.

By:	/S/ JAMIE G. PIERSON
Jamie G. Pierson
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Welch, Jamie G. Pierson, Jeff P. Bennett, and Paul F. Liljegren or any of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the 30th day of November, 2011.

Signature	Title

/S/ JAMES L. WELCH James L. Welch	Director and Chief Executive Officer (Principal Executive Officer)

/S/ JAMIE G. PIERSON Jamie G. Pierson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ PAUL F. LILJEGREN Paul F. Liljegren	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/S/ RAYMOND J. BROMARK Raymond J. Bromark	Director

/S/ DOUGLAS A. CARTY Douglas A. Carty	Director

/S/ MATTHEW A. DOHENY Matthew A. Doheny	Director

/S/ ROBERT L. FRIEDMAN Robert L. Friedman	Director

/S/ JAMES E. HOFFMAN James E. Hoffman	Director

/S/ MICHAEL J. KNEELAND Michael J. Kneeland	Director

Harry J. Wilson	Director

/S/ JAMES F. WINESTOCK James F. Winestock	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on September 16, 2011, File No. 000-12255).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on September 16, 2011, File No. 000-12255).

5.1*	Opinion of Jeff P. Bennett, Vice President – Legal, Interim General Counsel and Secretary of YRC Worldwide Inc., regarding the legality of the securities to be offered hereby.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Jeff P. Bennett (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page of Registration Statement).

99.1*	YRC Worldwide Inc. 2011 Incentive and Equity Award Plan.

*	Filed herewith.